Exhibit 99

For Immediate Release

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Eric Boyriven/Bob Joyce
	Joan R. Riley	FD
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2009
SECOND QUARTER RESULTS

          CHICAGO, IL, January 29, 2009 – Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal 2009 second quarter ended December 31, 2008.

          For the fiscal 2009 second quarter, net sales were $20,057,000, a decrease of 22% compared to net sales of $25,879,000 in the second quarter of fiscal 2008. The loss from continuing operations for the second quarter of fiscal 2009 was $2,656,000, or $0.29 per diluted share, compared to earnings from continuing operations of $961,000, or $0.10 per diluted share, for the second quarter of fiscal 2008. The net loss for the second quarter of fiscal 2009 was $2,656,000, or $0.29 per diluted share, compared with net earnings for the second quarter of fiscal 2008 of $759,000, or $0.08 per diluted share. Net earnings for the second quarter of fiscal 2008 included a loss from discontinued operations of $202,000, or $0.02 per diluted share, related to the divested Intersection Control segment.

          The results for the second quarter of 2009 reflect lower sales volumes in the Company’s domestic and international operations compared with the second quarter of 2008, primarily due to the effects of the global economic downturn on infrastructure spending worldwide. Domestic sales declined 23% while international sales declined 22% primarily due to lower sales in Asia-Pacific, which included approximately $1 million in sales to China during the second quarter last year which did not repeat in the second quarter of fiscal 2009. Results for the second quarter of fiscal 2009 included severance charges of $843,000, or $0.06 per diluted share.

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QUIXOTE CORPORATION REPORTS FISCAL 2009 SECOND QUARTER RESULTS	Page: 2

          Net sales for the first six months of fiscal 2009 decreased to $45,196,000 from $50,383,000 for the first six months of fiscal 2008. The loss from continuing operations for the first six months of fiscal 2009 was $2,393,000, or $0.26 per diluted share, compared to earnings from continuing operations of $1,535,000, or $0.16 per diluted share, for the first six months of fiscal 2008. The net loss for the first six months of fiscal 2009 was $3,151,000, or $0.34 per diluted share, which included a loss from discontinued operations of $758,000, or $0.08 per diluted share. Net earnings for the first six months of fiscal 2008 were $1,229,000, or $0.13 per diluted share, which included a loss from discontinued operations of $306,000, or $0.03 per diluted share.

          Bruce Reimer, President and Chief Executive Officer, commented, “Quixote’s financial performance for the second quarter was affected by the weakening global economic conditions, which led to reduced infrastructure spending by many of our customers. Compared with the second quarter of last year, sales in our Protect and Direct and Inform segments decreased 22% and 23%, respectively. Both segments reported a loss in the quarter, largely due to lower sales volumes along with unfavorable product sales mix. Although our international sales declined overall for the second quarter of this year compared to last year, we saw sales increase in several of our international markets including Europe, Latin America and the Middle East. International sales increased 12% for the current year-to-date period compared to last year as we continue to benefit from recent investments we have made in international markets.”

          Mr. Reimer continued, “In response to the difficult economic environment, we are realigning our cost structure and managing our capital spending to strengthen our balance sheet and increase financial flexibility. Recent actions we have taken include the reduction of headcount and the suspension of our semiannual dividend, which we expect will save the Company a combined $5 million in annual cash expenditures. We remain committed to effectively managing costs while positioning the Company for long-term success.”

          Mr. Reimer concluded, “Looking forward, we remain cautious given the current economic environment. However, we continue to see opportunities internationally, and domestically we are optimistic about the benefits of the proposed federal funding for transportation projects as part of President Obama’s economic recovery plan. As proposed, an unprecedented $30 billion in federal funding, with no required state match, will be directed toward “shovel-ready” state infrastructure projects that can commence within 90 days. In addition, our ongoing development of innovative products enables us to meet the highway safety and budget needs of our customers, as well as compete effectively for market share. While we expect the current economic conditions to continue to impact our business, we have a core strategy in place to continue our global expansion and position Quixote for improved domestic performance as the environment for infrastructure spending improves.”

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QUIXOTE CORPORATION REPORTS FISCAL 2009 SECOND QUARTER RESULTS	Page: 3

          Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, January 29, 2009, to further discuss its quarterly results and corporate developments. This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

          Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc. and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, road weather information systems, computerized highway advisory radio transmitting systems, flexible post delineators and other transportation safety products.

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2008, under the caption “Forward-Looking Statements” and “Risk Factors” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(3 Tables to Follow)

QUIXOTE CORPORATION REPORTS FISCAL 2009 SECOND QUARTER RESULTS	Page: 4

Quixote Corporation
Earnings Summary
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007

Net sales	$20,057,000	$25,879,000	$45,196,000	$50,383,000
Cost of sales	14,954,000	15,894,000	31,855,000	31,979,000

Gross profit	5,103,000	9,985,000	13,341,000	18,404,000

Operating (income) expenses:
Selling & administrative	6,881,000	6,453,000	12,855,000	11,966,000
Research & development	798,000	839,000	1,720,000	1,728,000
Severance costs	843,000		843,000

	8,522,000	7,292,000	15,418,000	13,694,000

Operating profit (loss)	(3,419,000)	2,693,000	(2,077,000)	4,710,000

Other income (expense):
Interest income				2,000
Interest expense	(865,000)	(1,143,000)	(1,782,000)	(2,238,000)

	(865,000)	(1,143,000)	(1,782,000)	(2,236,000)

Earnings (loss) from continuing operations before income taxes	(4,284,000)	1,550,000	(3,859,000)	2,474,000
Income tax provision (benefit)	(1,628,000)	589,000	(1,466,000)	939,000

Earnings (loss) from continuing operations	(2,656,000)	961,000	(2,393,000)	1,535,000

Discontinued Operations:
Loss from operations, net of income taxes		(202,000)	(46,000)	(306,000)
Loss on sale of discontinued operations, net of income taxes			(712,000)

Loss from discontinued operations, net of income taxes		(202,000)	(758,000)	(306,000)

Net earnings (loss)	($2,656,000)	$759,000	($3,151,000)	$1,229,000

Per share data – basic:
Earnings (loss) from continuing operations	($0.29)	$0.10	($0.26)	$0.17
Loss from discontinued operations		($0.02)	($0.08)	($0.03)

Net earnings (loss)	($0.29)	$0.08	($0.34)	$0.14

Average common shares outstanding	9,231,149	9,090,333	9,209,672	9,073,849

Per share data – diluted:
Earnings (loss) from continuing operations	($0.29)	$0.10	($0.26)	$0.16
Loss from discontinued operations		($0.02)	($0.08)	($0.03)

Net earnings (loss)	($0.29)	$0.08	($0.34)	$0.13

Average diluted common shares outstanding	9,231,149	9,155,950	9,209,672	9,141,063

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QUIXOTE CORPORATION REPORTS FISCAL 2009 SECOND QUARTER RESULTS	Page: 5

Quixote Corporation
Balance Sheet
(Unaudited)

	As of December 31, 2008	As of June 30, 2008

Assets
Current assets
Cash and cash equivalents	$985,000	$408,000
Accounts receivable, net	17,458,000	23,801,000
Inventories, net	20,913,000	19,389,000
Other current assets	3,718,000	3,112,000
Assets of business held for sale		20,161,000

	43,074,000	66,871,000

Property, plant and equipment, net	16,097,000	16,711,000
Intangible assets and other, net	20,043,000	20,481,000
Deferred tax assets	15,185,000	13,371,000
Assets of the business held for sale		4,109,000

	$94,399,000	$121,543,000

Liabilities and Shareholders’ Equity
Current liabilities	$11,848,000	$31,127,000
Liabilities of business held for sale		5,520,000
Long-term debt, net	40,000,000	40,000,000
Other long-term liabilities	1,031,000	1,059,000
Shareholders’ equity	41,520,000	43,837,000

	$94,399,000	$121,543,000

Quixote Corporation
Other Information
(Unaudited)

	Six Months Ended December 31,
	2008	2007

Depreciation and amortization expense	$1,979,000	$1,860,000
Capital expenditures	$876,000	$1,887,000

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